Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 22, 2009, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File No. 333-137357) and Form S-3 (File No. 333-147257). We also consent to the reference to us under the heading “Experts” on Form S-3 (File No. 333-147257).

/s/ Weiser LLP

New York, NY
April 22, 2009